Exhibit 99.1

From:	Jai Nagarkatti,	For questions, contact:
	President & Chief Executive Officer	Michael R. Hogan, CAO & CFO
(314) 286-8003

FOR IMMEDIATE RELEASE

July 5, 2007

SIGMA-ALDRICH NAMES NEW SALES & RESEARCH BIOTECH LEADERS

ST. LOUIS, MO - Sigma-Aldrich Corporation (NASDAQ: SIAL) is pleased to announce the promotion of two current senior executives to new responsibilities with the Company. Gerrit van den Dool, 53, will assume expanded duties in the newly created position of Vice President Sales and Dr. David A. Smoller, 44, will become the new President of the Company’s Research Biotech business unit.

van den Dool, who will be responsible for sales for all three of the Company’s research business units, joined Sigma-Aldrich in 1999 as the head of European Research Sales. He served in sales leadership roles at both Amersham-Pharmacia and Molecular Dynamics prior to joining the Company and holds degrees in Applied Physics from HTS Dordrecht University and in Business from Tilburg University of Eindhoven, both in the Netherlands. van den Dool will relocate to St. Louis from his current assignment in Munich, Germany, and will report directly to Jai Nagarkatti, President & CEO.

Smoller joined Sigma-Aldrich as Vice President Research & Development in 2004 after founding and selling two successful biotech start-up companies – Genome Systems, Inc. and ProteoPlex, Inc. – over the prior decade. Since joining the Company, he had assumed broader responsibilities as Vice President R&D and Operations for Sigma-Aldrich’s Research Biotech business unit and been named to the Company’s Key Management Group in late 2005. Smoller, who holds Ph.D. and B.S. degrees in Biology from Emory University and who completed his post doctoral fellowships with Washington University and Monsanto Company, will also report directly to Nagarkatti. Shaf Yousaf, the previous President of the Research Biotech business unit, has left the Company to pursue other interests.

In a related move, Gilles Cottier, President of the Company’s Research Essentials business unit and a member of its Executive Management Group, will add direct oversight of operations in India and China – two of the Company’s most rapidly growing markets – to his existing duties.

In commenting on these changes, President & CEO Jai Nagarkatti said: “We’re excited by this opportunity to promote two of our most senior and seasoned executives to expanded roles in driving our Company’s results. Two years after the successful launch of our 2005 Strategic Plan, Sigma-Aldrich is on track to achieve all of the Plan’s targets. We remain financially strong; our Sigma-Aldrich and other brands remain number one in our markets; and our acquisitions and investments in exciting new technologies and process improvement efforts continue to bear fruit. By sharpening our focus even further, we’ll expect even better things to come through Gerrit’s, Dave’s and Gilles’ stewardship of our research sales, Biotech and emerging markets efforts, respectively.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,600 employees providing excellent service worldwide. We are committed to accelerating Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com